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                                                                Exhibit 10.20


                          AMERICAN RE-INSURANCE COMPANY
               SENIOR EXECUTIVE SPECIAL DEFERRED COMPENSATION PLAN

PREAMBLE:
This Plan is adopted by the Company to enable selected senior executives of the Company to elect to defer certain of the proceeds which they would otherwise be entitled to receive in the event of a successful completion of the Merger (as defined below) in respect of stock options issued to them under any Stock Option Agreement, as defined in Paragraph 2.37 below, for a period of five (5) years subject to the terms and conditions set forth herein.

     Section 1. Term. This Plan shall be effective as of November 25, 1996, subject to approval by the Board of Directors of the Company, through December 31, 2001, and for so long thereafter as is necessary to the fulfillment of the obligations of the Company and payment of all amounts to which participating executives are entitled hereunder (the "Term").

     Section 2. Definitions. Unless the context otherwise requires, the following terms, when used in this Plan, shall have the meaning given in this
Section 2 or in the referenced paragraphs.

     2.1 "Accelerated Payment". See Paragraph 7.2.


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     2.2. "Accelerated Payment Date". See Paragraph 7.1.

     2.3. "Aggregate Deferrals". See Paragraph 9.1

     2.4 The term "Agreement and Plan of Merger " shall mean the Agreement and Plan of Merger dated as of August 13, 1996, and amended on October 23, 1996, among Munich Re, Puma Acquisition Corp. and American Re Corporation.

     2.5 "Assessment". See Paragraph 9.2 below.

     2.6 "Assessment Liability". See Paragraph 9.3 below.

     2.7 The term "Beneficiary" shall mean the person a Participant designates as his beneficiary by a written instrument executed and filed with the Committee, provided, however, that this term shall include only persons who are living at the time of a distribution under the Plan. To the extent that a designation by a Participant is not effective, in whole or in part, either because of the death of a person designated by him or because of the Participant's failure to make a designation, the term "Beneficiary" shall



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     mean the person in the first category of the following categories of beneficiaries which has a living member: (a) spouse, (b) children, (c) grandchildren, (d) parents, (e) brothers and sisters, and (f) executors and administrators.

     2.8 The term "Cause" means that a Participant shall have (a) been convicted of a felony; (b) willfully failed to perform the duties of his or her position; (c) stolen or embezzled property; or (d) committed an act of willful misconduct which is damaging or detrimental to the Company.

     2.9 The term "Closing" shall mean the consummation of the Merger as provided in the Agreement and Plan of Merger, and "Closing Date" shall mean the effective date on which the Closing occurs.

     2.10 "Committee". See Paragraph 3.1 below.

     2.11 The term "Company" shall mean American Re-Insurance Company, and, as appropriate, any affiliate or subsidiary, and any successor thereto.

     2.12 "Company Return Amount". See Paragraph 5.3.


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     2.13 The term "Company Return Participant" shall mean any Participant who has received written notice that he or she is a Participant in the Plan unless such Participant is notified that he or she is not a Company Return Participant.

     2.14 The term "Company Trigger Event" shall mean: (a) the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary;
     (b) the sale or transfer of all or substantially all of the Company's assets; (c) the failure of the Company to contribute all amounts required to be contributed to the Trust pursuant to Section 8; (d) a reorganization, recapitalization, merger or consolidation of the Company, or the sale of such number of shares of common stock of the Company by the Company and/or by any holders thereof, in any such case as a result of which Munich Re shall own and control less than a majority of the outstanding voting common stock of the Company or the surviving entity, if other than the Company, into which or with which the Company shall have reorganized, merged or consolidated.

     2.15 The term "Competition" shall mean: (a) soliciting reinsurance or retrocession business from any Customer of the Company or (b) interfering with any contractual relationships between the Company and


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     its Customers. For this purpose, "Customer" means, as of the date of the
     Participant's termination of employment, any insurance or reinsurance company, insurance or reinsurance agent or broker, or other corporation, individual or consultant with which the Company is doing business.

     2.16 The term "Constructive Discharge" shall mean: (a) the Company shall have (i) made a material adverse change to the Participant's title or substantially reduced his or her responsibilities as of the closing date; or (ii) reduced the Participant's annual base salary to an amount less than the Participant's annual base salary in effect for the 1997 calendar year; or (iii) required, as a condition of continued employment with the Company, that the Participant be relocated and the Participant shall have elected to terminate such employment in lieu of relocating and (b) the Participant shall have within thirty (30) days of such event asserted in writing to the Company that such event has occurred (and specifying same and the basis therefor) and that the Participant is terminating employment with the Company, and or any affiliate of the Company, by reason thereof.

     2.17 "Deferral Agreement". See Paragraph 4.2 below.

     2.18 "Deferred Principal". See Paragraph 4.3 below.


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     2.19 The term "Disability" shall mean permanent disability as determined in good faith by the Committee.

     2.20 "Election". See Paragraph 4.2 below.

     2.21 "Eligible Executive". See Paragraph 4.1 below.

     2.22 The term "Severance and Non-Competition Agreement" shall mean for each Participant, his or her Senior Executive Severance and Non-Competition Agreement or Executive Severance and Non-Competition Agreement, whichever is applicable, dated as of November 25, 1996.

     2.23 "Indemnification Election." See Paragraph 9.2 below.

     2.24 "Investment Alternative". See Paragraph 5.2 below.

     2.25 "Investment Return". See Paragraph 5.2 below.

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     2.26 The term "Merger" shall mean the merger of Puma Acquisition Corp. into
     American Re Corporation pursuant to the Agreement and Plan of Merger.

     2.27 The term "Money Market Rate" shall mean the rate for short-term debt instruments, referred to as money market, as determined and quoted by Merrill Lynch on the last day of each calendar quarter.

     2.28 The term "Munich Re" shall mean Munchener
     Ruckversicherungs-Gesellschaft Aktiengesellschaft in Munchen.

     2.29 The term "Option" shall mean options granted pursuant to one or more Stock Option Agreements.

     2.30 The term "Option Proceeds" shall mean the amount the Eligible Executive is entitled to receive in cash in connection with the cancellation of Options and in connection with the Closing, and pursuant to the Agreement and Plan of Merger.

     2.31 "Participant". See Paragraph 4.1 below.


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     2.32 The term "Participation Rate" shall mean, to the extent offered under any specific Investment Alternative, the percentage of the underlying Investment Return on that Investment Alternative that inures to the benefit of the Participant.

     2.33 "Payment Date". See Paragraph 4.3 below.

     2.34 "Payment Obligation". See Paragraph 8.4 below.

     2.35 The term "Plan" shall mean this Plan, as amended from time to time.

     2.36 "Response Date". See Paragraph 9.2 below.

     2.37 "Step-down Amount". See Paragraph 6 below.

     2.38 The term "Stock Option Agreement" shall mean any of the stock option agreements under which a Participant was granted Options under any Stock Option Plan.

     2.39 The term "Stock Option Plan" shall mean either of the following (a) the Non-Qualified Stock Option Plan for Executive and Key Employees of


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     American Re Corporation as adopted on November 17, 1992, and (b) the
     Non-Qualified Stock Option Plan for Eligible Employees of American Re Corporation as adopted on November 30, 1994.

     2.40 The term "Tax Acceleration Date" means the date of a final, non-appealable decision by a court of competent jurisdiction to the effect that any Participant is subject to federal, state or local income tax in respect of any amount deferred under this Plan, or, if earlier, the date the Company is required under Section 9 to make an Accelerated Payment (or otherwise makes an Accelerated Payment) in respect of an Assessment.

     2.41 The term "Trust" means the trust agreement to be entered into between the Company and Merrill Lynch Trust Company, in the form attached hereto as Exhibit D.

     2.42 The term "Trustee" means the Trustee under the Trust as determined from time to time.


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     Words used in the singular number shall include the plural and vice versa;
and words used in the masculine gender shall include the feminine and vice versa.

     Section 3. Administration of Plan.

     3.1. Committee. The administration of the Plan shall be vested in a Committee which shall consist of: Claus Helbig, Paul Inderbitzin and Hans Rathnow or such other committee with such other membership as shall be designated by the Board of Directors of the Company (the "Committee").

     3.2. Powers of Committee. The Committee shall have general charge of the administration of the Plan and shall have the power and authority to interpret the provisions of the Plan and to make its determinations effective.

     Section 4. Eligibility/Deferral.

     4.1. Determination of Eligibility. A limited number of senior executives are eligible to participate in this Plan ("Eligible Executives"). A list of all Eligible


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Executives who have elected to participate in this Plan ("Participants") is attached as Exhibit A hereto.

     4.2. Deferral Agreement. Subject to the provisions set forth below, an Eligible Executive shall be eligible to defer all or any part (constituting at least fifty percent (50%)) of his or her Option Proceeds (an "Election"), as per the Executive's "Deferral Agreement" with the Company in the form attached hereto as Exhibit C.

     4.3. Effect of Election. Once a Participant elects to defer a portion of his or her Option proceeds pursuant to Paragraph 4.2 above, the amount which the Participant has elected to defer (the "Deferred Principal"), shall not be paid at the time otherwise provided in connection with the Closing. Instead, the Deferred Principal shall be separately accounted for on the books of the Company, and shall be paid, in full, together with additional amounts accrued thereon as provided in Section 5 below, on the fifth anniversary of the Closing Date (the "Payment Date").

     Section 5. Deferred Benefits.

     5.1. Payment of Deferred Amounts. Except as otherwise provided in Sections 6 and 7 below, the Company shall pay a Participant on the Payment Date an amount equal to the Participant's:


     (a) Deferred Principal, plus


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     (b) the Participant's Investment Return amounts, as defined in Paragraph
     5.2, plus

     (c) if the Participant is a Company Return Participant, the Company Return Amount as defined in Paragraph 5.3.

This obligation shall not be affected by the actual rate of return earned on the Deferred Principal or upon amounts held in any "Rabbi" Trust maintained by the Company in connection with the Plan, but shall be an absolute and unconditional obligation of the Company at the Payment Date.

     5.2. Investment Return. On or before the Closing Date, the Participant shall be given the opportunity to elect to have the accrual of income, gains or losses on his Deferred Principal measured by the investment return of one or more investment opportunities as described in Exhibit B attached hereto ("Investment Alternatives"). The Participant may choose one Investment Alternative, or may allocate his or her Deferred Principal among more than one of the Investment Alternatives. The Participant's "Investment Return", as measured at any time, shall be determined as provided on Exhibit B.

     5.3. Company Return Amount. "Company Return Amount" shall mean an amount determined by applying a rate equal to five percent (5%) compounded quarterly to a Company Return Participant's Deferred Principal


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(not including any Investment Return) for the time period commencing on the
Closing Date through the Payment Date or such earlier date as the Participant's Deferred Principal is paid as provided in Section 7 below.

     Section 6. Step-down.

     If,

     (a) (i) prior to the Payment Date, a Participant's employment with the Company is terminated as a result of (A) termination by the Company for Cause or
(B) voluntary termination by the Participant other than a Constructive Discharge, and

         (ii)the Participant enters into Competition during the period ending on the earliest of the (A) second anniversary of the termination of his employment,
(B) the Payment Date or (C) the Accelerated Payment Date, or

     (b) (i) prior to the Payment Date, a Participants employment with the Company is terminated as the result of (A) termination by the Company other than for Cause or (B) voluntary termination by the Participant as a result of a Constructive Discharge, and

         (ii)the Participant refuses to execute a release fully discharging and releasing the Company from any and all suits, claims or liability, as such release shall be prepared by the Company in its reasonable judgment,


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then the Participant shall not be entitled to payment of the amounts described in Paragraphs 5.1, 5.2 and 5.3 above, but shall instead be entitled to a payment equal to the sum of (i) such Participant's Deferred Principal plus (ii) an amount determined by applying the applicable Money Market Rate to such Participant's Deferred Principal compounded quarterly for the time period commencing on the Closing Date through the Payment Date (or such earlier date as the Participant's Deferred Principal is paid) (the "Step-down Amount"). The Step-down Amount shall be paid on the Payment Date, except as otherwise provided in Section 7 below.

     Section 7. Accelerated Payment.

     7.1. Occasion for Accelerated Payment. No later than thirty (30) days following the earliest of:

     (a) a Tax Acceleration Date,

     (b) a Company Trigger Event, or

     (c) such date as the Committee, in its sole discretion, in response to a request from the Participant, elects to make an early payout, the Company shall pay the Participant the amount described in Paragraph 7.2 in lieu of the payment provided in Sections 5 or 6. (The date of such payment shall hereinafter be referred to as the Participant's "Accelerated Payment Date.")

     7.2. Amount of Accelerated Payment. Except as provided in the next sentence, the amount paid to the Executive under this Section 7 shall be the


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amount determined under Section 5 as accrued through the end of the calendar quarter immediately preceding the Participant's Accelerated Payment Date (an "Accelerated Payment"). If a Participant for whom an Accelerated Payment is to be made has previously become subject to the Step-down, as provided in Section 6 above, then the amount of the Accelerated Payment shall be the Step-down Amount accrued through the Accelerated Payment Date.

     Section 8. Contributions to Rabbi Trust.

     8.1. Creation of Trust. On or before the Closing Date, the Company shall enter into the Trust agreement with the Trustee.

     8.2. Initial Contribution. On the Closing Date, the Company shall deliver to the Trustee an amount equal to the aggregate of the Deferred Principal of all Participants, to be held by the Trustee pursuant to the Trust.

     8.3. Annual Contributions. No later than thirty (30) days after each anniversary of the Closing Date, through and including the fourth anniversary of the Closing Date, the Company shall deposit with the Trustee an amount equal to the Company Return Amount that would be payable to the Company Return Participants if such payment were due on the then immediately preceding anniversary of the Closing Date. For purposes of calculating the Company


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Return Amount then due, all previous deposits of such amount and accrued earnings thereon (net of any taxes) shall be credited to the Company. If the date for such deposit is not a business day, the Company Return Amount deposit shall be made on the business day immediately preceding such deposit date.

     8.4. Company Obligation. Payment of any and all amounts due to Participants under this Plan (a "Payment Obligation") constitutes a direct obligation of the Company. Payment of all amounts owing, either on a Payment Date or an Accelerated Payment Date, shall be made when due in cash, bank or cashier's check, or other immediately available funds. The Company's Payment Obligation to any Participant on any date shall be reduced by any amounts paid by the Trustee to the Participant in respect of the Payment Obligation (and which have not previously been used to offset a Payment Obligation), on a dollar for dollar basis. For purposes of this Plan time is of the essence. The Company shall have the right to withhold all Federal, state local and/or other taxes required by applicable laws.

     Section 9. Incurrence of Tax.

     9.1. General. It is intended that no Participant shall incur Federal, state or local income tax in respect of his or her Deferred Principal or any accruals thereon under this Plan ("Aggregate Deferrals") unless and until such amounts


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are actually paid to the Participant. The Company shall not report any amount of the Aggregate Deferrals as income to Participants for purposes of any income tax law, unless and until such amounts are actually paid to the Participant.

     9.2. Assessment of Tax. If, prior to the Payment Date, a Participant or the Company receives a notice of assessment of any tax from any Federal, state or local taxing authority in respect of such Participant's Aggregate Deferrals (an "Assessment"), the notified party shall inform the other party of such notice within ten (10) days of receipt of such notice or, if earlier, prior to the time specified therein for the payment of tax or other response (the "Response Date"). Prior to the Response Date, the Company at its election shall (a) make a full Accelerated Payment of the Participant's entire Aggregate Deferral as provided in Section 7 above, or (b) indemnify the Participant for the penalties and costs associated with the Assessment and assume the costs related to the defense thereof (an "Indemnification Election"), upon the terms and conditions set forth below in Paragraph 9.3.

     9.3. Indemnification Election. If the Company makes an Indemnification Election, it agrees to indemnify and hold the Participant harmless against, from and in respect of (i) any and all penalties, interest, fees, damages, liabilities and costs whatsoever based on or arising in respect of the Assessment (not including


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income tax amounts which shall either be withheld as described in Section 8.4, or, if paid to the Participant without withholding, shall be the obligation of the Participant) and (ii) any and all expenses whatsoever, as reasonably incurred (including, without limitation, the fees and disbursements of counsel acceptable to the Company and the Participant) in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened relating to the Assessment ("Assessment Liability"). The Company shall not effect any settlement of any pending or threatened proceeding relating to an Assessment unless such settlement includes an unconditional release of the Participant from all liabilities on claims that are the subject of such proceeding.

     If the Company makes an Indemnification Election, Participant agrees (a) to permit the Company to assume the defense of such Assessment, (b) to take reasonable steps to assist the Company as requested, and (c) not to effect any settlement of any pending or threatened proceeding relating to an Assessment without the Company's written consent, which consent shall not be unreasonably withheld, provided that the Participant shall have no requirement to defend to the extent that he or she must incur any personal obligation for legal fees or other costs in connection with the defense of such Assessment. If the Participant receives an opinion of counsel that continued defense is reasonably likely to result in violation of criminal law, the Participant shall have no further


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obligation to defend and the Company shall immediately pay the Participant an
Accelerated Payment of the Participant's entire deferral as provided in Section 7 above. Notwithstanding the election otherwise available to the Company as described in Section 9.2 above, if the Participant suffers a final non-appealable judgment in a court of competent jurisdiction that tax is due on any deferred amounts hereunder which have not yet been distributed, then the Company shall make a full Accelerated Payment of the Participant's entire Aggregate Deferral as provided in Section 7 above.

     9.4. Scope of Indemnification. Notwithstanding the above, the Company hereby indemnifies the Participant against any and all Assessment Liability incurred in respect of the period beginning on the Closing Date and ending immediately prior to the Accelerated Payment Date.

     9.5. Trust Income. The Company shall have no right to cause the payment of
(a) any federal, state or local income tax incurred in respect of the Trust or
(b) any costs, expenses or fees incurred in connection with an Assessment to be made out of the "Rabbi" Trust, or to otherwise recoup any such amount out of the "Rabbi" Trust.

     Section 10. Miscellaneous


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     10.1. Payment in Certain Events. In the event of the death of a
Participant, any amounts to be paid to the Participant hereunder shall instead be paid to his or her Beneficiary, who shall succeed to all rights of the Participant hereunder. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

     10.2. Committee Protection. The Committee shall be entitled to rely on the advice of counsel, certificates of independent public accountants of the Company, representations of officers of the Company, and any other representations believed by the Committee to be genuine; and no member of the Committee shall be liable for any action taken in reliance on any such advice, certificates or representations. In no event shall any member of the Committee be liable for any act or omission of any other member of the Committee, nor for anything whatsoever in connection with the administration of the Plan except for his or her own willful misconduct.

     10.3. Unfunded Obligation. The amounts to be paid to Participants or their Beneficiaries pursuant to this Plan are intended to constitute unfunded obligations of the Company for purposes of federal income tax laws. Any investments and the creation or maintenance of any "Rabbi" Trust or other trust in connection with this plan shall not create or constitute a trust or a fiduciary


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relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or his or her Beneficiary or his or her creditors in any assets of the Company whatsoever beyond the specific terms of such Trust.

     10.4. Nonassignment. The right of a Participant or his or her Beneficiary to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

     10.5. No Right to Continued Employment. Nothing in the Plan shall be construed to confer upon any Participant any right to continued employment with the Company nor interfere in any way with the right of the Company to terminate the employment of such Participant at any time without assigning any reason therefor.

     10.6. Expenses and Interest. If a good faith dispute arises with respect to the enforcement of the Participant's rights under this Plan, or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the Participant shall recover from the Company any reasonable attorney's fees and necessary costs and disbursements incurred as a result of such dispute, and


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prejudgment interest in any money judgment or arbitration award obtained by the
Participant calculated at the rate of interest published by The Wall Street Journal from time to time as the base rate on corporate loans by at least 75% of the nation's 30 largest banks from the date that payments to the Participant should have been made under this Plan.

     10.7. Payment Obligations Absolute. The Company's obligation to pay the Participant the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Participant or from whomsoever may be entitled thereto, for any reason whatever.

     10.8. Successors. If the Company sells, assigns, or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the


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Company shall assign all of its rights, title and interest in this Plan as of the date of such event to the person which is either the acquiring or successor company ("Successor"), and such person shall assume in writing and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Company. Failure of the Successor to assume the Company's obligations under this Plan in writing at consummation of the transaction requiring assignment shall constitute a Company Trigger Event. In case of such assignment by the Company and of written assumption and agreement by such Successor, all further rights as well as all other obligations of the Company under this Plan thenceforth shall cease and terminate and thereafter the expression "the Company" wherever used herein shall be deemed to mean such Successor or Successors. No provision in this Section 10.8, nor any transaction contemplated thereby, including a written assumption by a Successor to perform the terms, conditions and provisions imposed by this Plan, shall avoid the occurrence a Company Trigger Event or otherwise affect the operation of Section 7.1 above.

     10.9. Partial Unenforceability. The provisions of this Plan shall be regarded as divisible, and if any such provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and


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enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

     10.10. Any provision of this Plan affecting rights, obligations or benefits of any individual Participant shall constitute an agreement between the Company and that Participant.

     10.11. Amendment. The Committee has no power or authority to amend the Plan.

     10.12. Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

     10.13. Notice. Notices given pursuant to this Plan shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only postage prepaid.

     To the Company at:  American Re-Insurance Company
                         555 College Road East
                         Princeton, NJ 08543.


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     To the Participant at the address of the Participant listed in the then current payroll records of the Company.

     10.14. No Waiver. No waiver by any party at any time of any breach by another party of, or compliance with, any condition or provision of this Plan to be performed by another party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

     10.15. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Plan.

     I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of the Company on November 25, 1996.


     Executed on this ______ day of ________________________, 1996.


                                    _______________________________
                                    Robert K. Burgess
                                    Secretary


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